EXHIBIT 13

                               SUBSCRIPTION LETTER


Board of Trustees
New Providence Investment Trust
105 North Washington Street
Rocky Mount, North Carolina  27804

Gentlemen:

This letter will serve to advise you that New Providence Capital Management, L.L.C. ("NPCM") hereby subscribes for the purchase of the initial organizational shares of the New Providence Capital Growth Fund (the "Fund") in the amount of $10.00 per share, for an aggregate investment of $100, and agrees to advance all registration and organization costs of the Fund to the Trust upon the Trust's demand. In connection with its subscription for shares of the Fund, NPCM acknowledges that the shares have not been registered under federal or state securities laws an that the transfer of such shares is restricted. NPCM further represents that it is acquiring such shares for investment purposes and without any intention to redeem or dispose of such shares. Payment for such shares shall be made in cash prior to the effective date of the Trust's Registration Statement with the SEC with respect to the Fund. As initial subscriber for shares, NPCM hereby approves the actions of the Trust in the organization of the Fund, including the approval of the Investment Advisory Agreement,
Administration Agreement, Plan of Distribution Pursuant to Rule 12b-1, Distribution Agreement, and Multi-Class Plan.

If the terms and conditions as stated herein are acceptable to the Board of Trustees, please so signify by having an authorized officer or trustee sign a copy of this letter.

                                        Very truly yours,


Date:  July 11, 1997                    NEW PROVIDENCE CAPITAL MANAGEMENT


                                        By:  /s/ John Donaldson

                                        Title:  President


Accepted this 11th day of July, 1997.


                                        NEW PROVIDENCE INVESTMENT TRUST


                                        By:  /s/ C. Frank Watson III

                                        Title:  Secretary